                                                                       EXHIBIT C

                             2D INTERACTIVE, INC.
                                186 SOUTH STREET
                                BOSTON, MA 02111


                                                April 29, 1998

Erekesef Securities Limited
6355 Topanga Canyon Blvd., Suite 331
Woodland Hills, CA 91367

Re:  STOCK PURCHASE AND SALE AGREEMENT

     Reference is made to that certain STOCK PURCHASE AND SALE AGREEMENT dated April 6, 1998 (the "Agreement") and subject to that certain Letter Agreement dated April 15, 1998 (the "Letter Agreement") by and among 2d Interactive, Inc., a Delaware Corporation, ("2d"), GOGO Holdings, Inc., a Delaware Corporation and wholly owned subsidiary of 2d (the "Buyer") and Erekesef Securities Limited, a British Virgin Islands Corporation (including any permitted assignee, the "Seller"). 2d, the Buyer and the Seller shall be collectively referred hereto as the "Parties." Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

     The Parties seek to change the terms of the Agreement to alter the consideration offered, the closing date and the escrow arrangements in connection with the transactions contemplated thereby.

     The Parties agree as follows:

1. The aggregate cash consideration in connection with the purchase of the Global One Shares shall be $1,640,000;

2. The first sentence of SECTION 1.02 is hereby amended by deleting the reference to "$3,990,000, or $3,590,000" and substituting in its place the following: "$3,890,000 or $3,490,000";

3. Clause (b) of SECTION 1.02 is hereby amended by deleting the reference to the dollar amount "$115,000" and substituting in its place the dollar amount "$215,000";

4. Clause (c) of SECTION 1.02 is hereby deleted in its entirety and all references to the "Further Advance" and the "Further Advance Guaranty" are hereby deleted in their entirety;

5. Clause (d) of SECTION 1.02 is hereby amended by deleting the reference to the dollar amount "$500,000" and substituting in its place the dollar amount "$860,000";

6. The proviso at the end of the first sentence of SECTION 1.04 is hereby amended by deleting the words "June 1, 1998 and in any event, not later than June 1, 1998" and substituting in their place the words "July 28, 1998";

7. Sub-clause (b)(1) of SECTION 1.04 is hereby amended by deleting the reference to the dollar amount "$500,000" and substituting in its place the dollar amount "$860,000";

8. Clause (c) of SECTION 1.04 is hereby amended by deleting the reference to the dollar amount "$500,000" and substituting in its place the dollar amount "$860,000";

9. The following language shall be added to the Agreement as SECTION 4.17 LOAN TO GLOBAL ONE: "Within seven business days (unless otherwise agreed to by the Parties) of the Buyer furnishing the Advance to the Seller, the Seller shall loan the Advance (the "Loan") to Global One Distribution and Merchandising, Inc. ("Global One") in exchange for a 120 day term secured subordinated promissory note at an annual interest rate of eight (8) percent pursuant to an existing loan agreement between the Seller and Global One or in exchange for a secured subordinated promissory note at an annual interest rate of twelve (12) percent (or such lower rate as may be approved by Erekesef in its sole discretion) which will provide for a single balloon payment of the of the outstanding principal and interest at the expiration of a 120 day term. Such notes shall be subordinated to the current secured indebtedness (including future Safcor, Inc. advances) of Global One. Upon receipt by the Seller of the full amount of the principal outstanding under the Loan, the Seller shall deposit $100,000 with the Escrow Agent pursuant to the Escrow Agreement. Refusal by the Seller to loan the Advance to Global One on the terms described above shall constitute a material breach of the Agreement pursuant to Section 8.01(b)(iii) of the Agreement for which the Buyer shall be entitled to a refund of the Advance pursuant to Section 8.02(b) of the Agreement."

10. The following language shall be added to the Agreement as SECTION 4.18 LAWSUIT COMMITTEE: "The Parties shall create or cause to be created a committee comprised of the President of 2d, Dyne, acting as representative of the Seller and the President of Global One (the "Lawsuit Committee"), whose purpose shall be to approve strategic decisions and final settlements regarding pending or threatened litigation against Global One and/or its subsidiaries in connection with the creditors of OSP Publishing, Inc., a subsidiary of Global One (the "Lawsuits"). A good faith vote based on the merits and risks of particular Lawsuits by the majority of the members comprising the Lawsuit Committee shall be required to approve such strategic decisions and final settlements. Erekesef agrees that certain of the funds deposited into the Escrow Account may be used to fund loans from Erekesef to Global One."

11. The Escrow Agreement, created pursuant to SECTION 1.04(c) of the Agreement, shall contain provisions substantially in the form of those set forth in EXHIBIT A attached hereto;

12. SECTION 7.05 is hereby amended by added the following sentence to the end of the section: "Recovery for any claims, other than fraud, by the Buyer or 2d in which indemnification is sought, shall be limited as set forth in the Escrow Agreement, the form of which is attached hereto as Exhibit 1.03(b)"

13. SECTION 8.01 is hereby amended by deleting all references to "June 1, 1998" and substituting in their place "July 28, 1998."

14. At any time that the Seller has loaned funds to Global One, the Seller shall allow 2d or the Buyer to pay any amounts due under such loans on behalf of Global One and the Parties shall use reasonable efforts to enter into a credit coordination agreement with respect to such loan payments by 2d or the Buyer.

15. 2d acknowledges that Erekesef seeks to have Nathan Peck made an executive officer of Global One for a term of six months at a reasonable compensation level and agrees to support such appointment.

16. Upon execution of this letter agreement, the parties shall release the signature pages to the Agreement held in escrow pursuant to the Letter Agreement and the Agreement shall be declared effective as of the date hereof.

                                        Sincerely,

                                        /s/ Dominic Ianno
                                        ----------------------------------------
                                        Dominic Ianno
                                        President, 2d Interactive, Inc.
                                        President, GOGO Holdings, Inc.


ACCEPTED AND AGREED:


Erekesef Securities, Inc.


By: /s/ Kevin Bermeister
    ----------------------------
    Kevin Bermeister, President




                                       3